Exhibit 99.1

Cotiviti Announces Third Quarter 2017 Results

Board Authorizes $100 Million Share Repurchase Program

Revenue of $174.2 million, up 11% over prior year period

Net Income of $19.5 million

Net Income per diluted share of $0.20

Non-GAAP Adjusted Net Income per diluted share of $0.39

Non-GAAP Adjusted EBITDA of $68.4 million

ATLANTA, GA, October 31, 2017. (BUSINESS WIRE) - Cotiviti Holdings Inc. (NYSE:COTV) (“Cotiviti”), a leading provider of payment accuracy and analytics-driven solutions primarily focused on the healthcare industry, today announced financial results for the three and nine months ended September 30, 2017, and authorization for a share repurchase of up to $100 million.   Cotiviti will host a conference call on November 1, 2017 at 8:30 a.m. Eastern Time to discuss its results.

“Our third quarter performance reflects our track record of delivering significant value to both healthcare and retail clients,” said Doug Williams, Chief Executive Officer.  “This value translated into solid revenue growth and profitability in the quarter.  We continue to expand existing client adoption and, during the quarter, we generated revenue from two new cross-sell opportunities within existing clients.”

“We continue to make strategic, ongoing investments to ensure our business is optimally positioned for long-term financial success as the market continues to evolve,” said Doug Williams. “We believe the RowdMap acquisition and the addition of our new Chief Digital Officer reflect our focus on generating sustainable, long-term client value creation.”

“Third quarter results were very much in line with our expectations and Cotiviti’s business fundamentals are strong,” said Adrienne Calderone, Interim Chief Financial Officer.  “As we look to the balance of the year, we are adjusting our full year guidance to reflect timing-related factors in both our prospective (PCA)  and retrospective (RCA) claims accuracy solutions which are delaying revenue. As we communicated last quarter, we have experienced ongoing PCA implementation delays and RCA revenue conversion slowdowns due to system changes at specific clients. These delays are now expected to extend into the fourth quarter.  As a result, we are adjusting our full year 2017 revenue guidance range to $678 to $683 million and are projecting Adjusted EBITDA to be in the range of $265 to $268 million.”

“We are pleased to announce that our Board approved a share repurchase program of up to $100 million to allow us the financial flexibility to opportunistically repurchase shares in the open market over the next 12 months using existing cash balances,” continued Calderone.  “Our strong cash flow generation enabled us to reduce the net debt leverage ratio to 2.6 times at September 30, 2017.  We believe that we can enhance shareholder value by continuing to invest in our organic growth opportunities, make strategic acquisitions and opportunistically buy back stock. Initiating a share repurchase plan demonstrates the Board’s confidence in the Company’s long-term strategy.”

Shares of common stock may be purchased under the program from time to time in the open market and in privately negotiated transactions subject to debt covenants, and other customary legal, contractual, regulatory and market considerations and may be discontinued at any time.

Third Quarter 2017 Financial Results

•Total revenue for the quarter increased 11% to $174.2 million, compared to $156.2 million in the third quarter a year ago.  Revenue growth was driven by a 13% increase in the Healthcare segment to $156.2 million, with the Global Retail and Other segment contributing $18.0 million, up 1% compared to the same period a year ago. Healthcare revenue benefitted from an increase in expanded adoption of solutions within Cotiviti’s existing healthcare clients and the addition of new clients and cross-sell wins with existing clients.

•Net income increased 325% to $19.5 million, or $0.20 per diluted share for the quarter, compared to $4.6 million in the 2016 third quarter, or $0.05 per diluted share.  Third quarter 2017 net income was favorably impacted by the 11% increase in total revenue, a 66% reduction in stock-based compensation expense year-over-year and a $9.3 million decline in loss on extinguishment of debt from a year ago.

•Non-GAAP Adjusted EBITDA for the quarter was $68.4 million, a 11% increase compared to $61.6 million for the prior year.

•Non-GAAP Adjusted Net Income for the quarter was $36.9 million, or $0.39 per diluted share, compared to $33.7 million, or $0.36 per diluted share for the prior year.

Nine Months 2017 Financial Results

•Total revenue for the nine months ended September 30, 2017, increased 10% to $501.9 million compared to $457.3 million for the same period a year ago.  Revenue growth was driven by a 11% increase in the Healthcare segment to $447.6 million, and reflects a Global Retail and Other segment increase of 1% to $54.4 million.  The increasing scope of solutions within existing clients, the addition of new clients and the success of our cross-sell efforts were the primary contributors to Healthcare revenue growth for the period.

•Net income increased 187% to $67.5 million, or $0.71 per diluted share for the nine months ended September 30, 2017, compared to $23.6 million, or $0.27 per diluted share in the comparable period a year ago.  The increase in net income for the first nine months of 2017 was primarily driven by a 10% increase in revenue, a 52% decrease in stock-based compensation, a 35% decrease in interest expense and a $13.2 million decline in loss on extinguishment of debt partially offset by an 8% increase in SG&A expense related to investments in analytics, technology and go-to-market and $1.3 million increase in transaction related expense due to the acquisition of RowdMap.

•Non-GAAP Adjusted EBITDA for the nine months ended September 30, 2017 was $190.3 million, compared to $175.3 million in the comparable period a year ago.

•Non-GAAP Adjusted Net Income for the nine months ended September 30, 2017 was $104.8 million, or $1.10 per diluted share, compared to $87.1 million, or $1.00 per diluted share in the comparable period a year ago.

Guidance

Cotiviti estimates full year 2017 results as follows:

•Total revenue in a range of $678 million to  $683 million;

•Net income in a range of $91 million to $95 million;

•Adjusted EBITDA in a range of $265 million to $268 million; and

•Fully diluted weighted average shares of approximately 96 million, excluding any impact from share repurchases.

Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per Diluted Share are non-GAAP financial measures.  For an explanation of these as measures of the Company’s operating performance, refer to the reconciliation in “Non-GAAP Financial Measures.”

Conference Call Information

To participate in the conference call on November 1, domestic callers can dial (877) 883-0383 and international callers can dial (412) 902-6506 and provide the following conference passcode: 5419645.  A webcast of the call will be accessible on the Investor page of Cotiviti’s website at http://investors.cotiviti.com.

Supplemental Financial Information

Supplemental financial information that is not part of this press release is available on the Investor page of Cotiviti’s website at http://investors.cotiviti.com.

About Cotiviti

Cotiviti is a leading provider of payment accuracy and analytics-driven solutions that helps payers, other risk-bearing healthcare organizations and retailers achieve their business objectives.  Through a combination of analytics, technology and deep industry expertise, our solutions create insights that unlock value from the complex interactions between clients and their stakeholders.  Cotiviti serves more than 20 of the top 25 U.S. healthcare payers and eight of the top 10 U.S. retailers.  Cotiviti’s passion for creating unique client value drives our focus – Analytics. Insight. Value.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this press release are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “seek,” “plan,” “intend,” “believe,” “will,” “may,” “could,” “continue,” “likely,” “should,” and other words.

The forward-looking statements contained in this press release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors that we believe are appropriate under the circumstances. These statements are not guarantees of performance or results. These assumptions and our future performance or results involve risks and uncertainties (many of which are beyond our control). Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following: our inability to successfully leverage our existing client base by expanding the volume of claims reviewed and cross-selling additional solutions; improvements to healthcare claims and retail billing processes reducing the demand for our solutions or rendering our solutions unnecessary; healthcare spending fluctuations; our clients declining to renew their agreements with us or renewing at lower performance fee levels; inability to develop new clients; delays in implementing our solutions; variations in our revenue between reporting periods due to timing issues; system interruptions or failures, including cyber-security breaches, identity theft or other disruptions that could compromise our information; our failure to innovate and develop new solutions for our clients; our failure to comply with applicable privacy, security and data laws, regulations and standards; changes in regulations governing healthcare administration and policies, including governmental restrictions on the outsourcing of functions such as those that we provide; loss of a large client; consolidation among healthcare payers or retailers; slow development of the healthcare payment accuracy market; negative publicity concerning the healthcare payment industry or patient confidentiality and privacy; significant competition for our solutions; our inability to protect our intellectual property rights, proprietary technology, information, processes and know-how; compliance with current and future regulatory requirements; declines in contracts awarded through competitive bidding or our inability to re-procure contracts through the competitive bidding process; our failure to accurately estimate the factors upon which we base our contract pricing; our inability to manage our growth; our inability to successfully integrate and realize synergies from any future acquisitions or strategic partnerships; the timing and magnitude of shares purchased under our share repurchase program; our failure to maintain or upgrade our operational platforms; our failure to reprocure our Medicare Recovery Audit Contractor program contract; litigation, regulatory or dispute resolution proceedings, including claims or proceedings related to intellectual property infringements; our inability to expand our retail business; our inability to manage our relationships with information suppliers, software vendors or utility providers; fluctuation in our results of operations; changes in tax rules; risks associated with international operations; our inability to realize the book value of intangible assets; our success in attracting and retaining qualified employees and key personnel; and general economic, political and market forces and dislocations beyond our control; risks related to our substantial indebtedness and holding company structure; volatility in bank and capital markets; our status as an emerging growth company; and provisions in our amended and restated certificate of incorporation. Additional factors or events that could cause our actual performance to differ from these forward-looking statements may emerge from time to time, and it is not possible for us to predict all of them. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual financial condition, results of operations, future performance and business may vary in material respects from the performance projected in these forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP Financial Measures

The Company defines Adjusted EBITDA as net income before depreciation and amortization, interest expense, other non-operating (income) expense such as foreign currency translation, income tax expense, transaction-related expenses and other and stock-based compensation.  The Company defines Adjusted Net Income and Adjusted Net Income per Diluted Share as net income adjusted for non-cash and other non-recurring items.

Management believes Adjusted EBITDA is useful because it provides meaningful supplemental information about our operating performance and facilitates period-to-period comparisons without regard to our financing methods, capital structure or other items that we believe are not indicative of our ongoing operating performance.  Management believes Adjusted Net Income is useful because it provides meaningful supplemental information about our operating performance and facilitates period-to-period comparisons without regard to non-cash expenses and other items that are one-time in nature.  In order to assure that all investors have access to similar data the Company has determined that it is appropriate to provide these non-GAAP financial measures.  Management believes we are enhancing investors’ understanding of our business and our results of operations, as well as assisting them in evaluating how well we are executing our strategic initiatives.  Adjusted EBITDA and Adjusted Net Income are intended as supplemental measures of our performance that is not required by, or presented in accordance with U.S. generally accepted accounting principles, or GAAP.  Adjusted EBITDA and Adjusted Net Income are not determined in accordance with GAAP, and should not be considered in isolation or as an alternative to net income, income from operations, net cash provided by operating, investing or financing activities or other financial statement data presented as indicators of financial performance or liquidity, each as presented in accordance with GAAP.

Cotiviti Holdings, Inc.

Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2017	2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$123,008	$110,635
Restricted cash	8,438	9,103
Accounts receivable, net of allowance for doubtful accounts of $113 and $851 at September 30, 2017 and December 31, 2016, respectively; and net of estimated allowance for refunds and appeals of $30,996 and $41,020 at September 30, 2017 and December 31, 2016, respectively	83,462	67,735
Prepaid expenses and other current assets	16,985	14,957
Total current assets	231,893	202,430
Property and equipment, net	78,414	67,640
Goodwill	1,251,325	1,196,024
Intangible assets, net	507,823	533,305
Other long-term assets	2,770	2,864
TOTAL ASSETS	$2,072,225	$2,002,263
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$18,000	$18,000
Customer deposits	8,438	9,103
Accounts payable and accrued other expenses	36,410	23,162
Accrued compensation costs	40,123	58,589
Estimated liability for refunds and appeals	57,971	62,539
Total current liabilities	160,942	171,393
Long-term liabilities:
Long-term debt	753,592	762,202
Other long-term liabilities	5,656	8,799
Deferred tax liabilities	121,169	120,533
Total long-term liabilities	880,417	891,534
Total liabilities	1,041,359	1,062,927
Commitments and contingencies (Note 7)
Stockholders' equity:
Common stock ($0.001 par value; 600,000,000 shares authorized, 92,368,654 and 90,748,740 issued, and 92,368,654 and 90,741,340 outstanding at September 30, 2017 and December 31, 2016, respectively)	92	91
Additional paid-in capital	934,104	911,582
Retained earnings	101,452	33,917
Accumulated other comprehensive loss	(4,782)	(6,156)
Treasury stock, at cost (7,400 shares at December 31, 2016)	—	(98)
Total stockholders' equity	1,030,866	939,336
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,072,225	$2,002,263

Cotiviti Holdings, Inc.

Consolidated Statements of Comprehensive Income

(Unaudited, in thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net revenue	$174,188	$156,241	$501,932	$457,250
Cost of revenue (exclusive of depreciation and amortization, stated separately below):
Compensation	58,405	58,517	173,563	167,263
Other costs of revenue	6,676	6,658	19,485	17,331
Total cost of revenue	65,081	65,175	193,048	184,594
Selling, general and administrative expenses (exclusive of depreciation and amortization, stated separately below):
Compensation	29,162	32,496	79,419	74,782
Other selling, general and administrative expenses	17,313	13,978	49,492	44,152
Total selling, general and administrative expenses	46,475	46,474	128,911	118,934
Depreciation and amortization of property and equipment	6,070	5,218	17,541	14,864
Amortization of intangible assets	14,747	15,203	45,147	45,618
Transaction-related expenses	773	16	2,165	909
Total operating expenses	133,146	132,086	386,812	364,919
Operating income	41,042	24,155	115,120	92,331
Other expense (income):
Interest expense	9,101	9,625	26,060	40,345
Loss on extinguishment of debt	—	9,349	3,183	16,417
Other non-operating (income) expense	(449)	(113)	(1,458)	(771)
Total other expense (income)	8,652	18,861	27,785	55,991
Income before income taxes	32,390	5,294	87,335	36,340
Income tax expense	12,918	711	19,800	12,780
Net income	$19,472	$4,583	$67,535	$23,560
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	433	14	942	(657)
Change in fair value of derivative instruments	301	(49)	432	(615)
Total other comprehensive income (loss)	734	(35)	1,374	(1,272)
Comprehensive income	$20,206	$4,548	$68,909	$22,288

Earnings per share:
Basic	$0.21	$0.05	$0.74	$0.28
Diluted	0.20	0.05	0.71	0.27

Cotiviti Holdings, Inc.

Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Nine Months Ended
	September 30,
	2017	2016
Cash flows from operating activities:
Net income	$67,535	$23,560
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	(3,277)	(8,682)
Depreciation and amortization	62,688	60,482
Stock-based compensation expense	10,290	21,544
Amortization of debt issuance costs	2,367	3,618
Accretion of asset retirement obligations	146	138
Loss on extinguishment of debt	3,183	16,417
Changes in operating assets and liabilities:
Restricted cash	665	539
Accounts receivable	(13,201)	(4,489)
Other assets	(730)	(1,141)
Customer deposits	(665)	(539)
Accrued compensation	(18,673)	(1,382)
Accounts payable and accrued other expenses	1,144	(4,352)
Estimated liability for refunds and appeals	(4,568)	2,821
Other long-term liabilities	337	146
Other	(78)	(335)
Net cash provided by operating activities	107,163	108,345
Cash flows from investing activities:
Expenditures for property and equipment	(23,610)	(22,578)
Business combinations, net of cash acquired	(69,731)	—
Other investing activities	—	1,181
Net cash used in investing activities	(93,341)	(21,397)
Cash flows from financing activities:
Net proceeds from issuance of common stock	—	226,963
Proceeds from exercise of stock options	12,349	56
Proceeds from issuance of debt	—	800,000
Dividends paid	—	(150,000)
Payment of debt issuance costs	(661)	(6,327)
Repayment of debt	(13,500)	(1,062,850)
Net cash used in financing activities	(1,812)	(192,158)
Effect of foreign exchanges on cash and cash equivalents	363	(385)
Net increase (decrease) in cash and cash equivalents	12,373	(105,595)
Cash and cash equivalents at beginning of period	110,635	149,365
Cash and cash equivalents at end of the period	$123,008	$43,770
Supplemental disclosures of cash flow information:
Cash paid for income taxes	$22,357	$24,377
Cash paid for interest	22,161	35,927
Noncash investing activities (accrued property and equipment purchases)	12,611	12,000
Noncash investing activities (business combinations)	286	—
Noncash financing activities (accrued debt issuance costs)	—	979

Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended			Nine Months Ended
	September 30,		Percent	September 30,		Percent
(unaudited, in thousands)	2017	2016	Change	2017	2016	Change
Net income	$19,472	$4,583	325%	$67,535	$23,560	187%
Adjustments to net income:
Depreciation and amortization	20,817	20,421	2%	62,688	60,482	4%
Interest expense	9,101	9,625	(5)%	26,060	40,345	(35)%
Other non-operating (income) expense(a)	(449)	(113)	299%	(1,458)	(771)	89%
Income tax expense	12,918	711	NM	19,800	12,780	55%
Transaction-related expenses and other(b)	773	16	NM	2,165	909	138%
Stock-based compensation(c)	5,752	17,042	(66)%	10,290	21,544	(52)%
Loss on extinguishment of debt(d)	—	9,349	(100)%	3,183	16,417	(81)%
Adjusted EBITDA	$68,384	$61,634	11%	$190,263	$175,266	9%
% of revenue	39.3%	39.4%		37.9%	38.3%

(a)

Represents other non-operating (income) expense that consists primarily of interest income and gains and losses on transactions settled in foreign currencies. Income received for certain sub-leases is included herein.

(b)

Represents transaction-related expenses that consist primarily of certain expenses associated with our secondary offerings and our Initial Public Offering and other offering costs in 2016 as well as certain corporate development activity, including the RowdMap Acquisition.

(c)

Represents expense related to equity incentive awards granted to certain employees, officers and non-employee directors as long-term incentive compensation and restricted stock issued in connection with the RowdMap Acquisition. We recognize the related expense for these awards ratably over the vesting period or as achievement of performance criteria become probable.

(d)

Represents loss on extinguishment of debt that consists primarily of fees paid and write-offs of unamortized debt issuance costs and original issue discount in connection with the 2017 repricing of our First Lien Term B Loan, the 2016 early repayment of a portion of our long-term debt and the 2016 refinancing of long-term debt.

Reconciliation of Net Income to Adjusted Net Income

	Three Months Ended			Nine Months Ended
	September 30,		Percent	September 30,		Percent
(unaudited, in thousands)	2017	2016	Change	2017	2016	Change
Net income	$19,472	$4,583	325%	$67,535	$23,560	187%
Adjustments to net income:
Amortization of acquired intangible assets - non tax deductible	11,191	10,402	8%	31,995	31,206	3%
Amortization of acquired intangible assets - tax deductible	3,556	4,801	(26)%	13,152	14,412	(9)%
Loss on extinguishment of debt(a)	—	9,349	(100)%	3,183	16,417	(81)%
Transaction-related expenses and other(b)	773	16	NM	2,165	909	138%
Stock-based compensation - tax deductible(c)	1,786	17,042	(90)%	6,324	21,544	(71)%
Stock-based compensation - non tax deductible(d)	3,966	—	NM	3,966	—	NM
Tax effect of above adjustments(e)	(2,030)	(12,476)	(84)%	(8,611)	(20,949)	(59)%
Tax benefit related to stock option exercises	(1,833)	—	NM	(14,874)	—	NM
Adjusted Net Income	$36,881	$33,717	9%	$104,835	$87,099	20%

Weighted average shares of common stock - Diluted (000s)	95,266	93,954	1%	95,151	86,858	10%

Adjusted Net Income per diluted share	$0.39	$0.36	8%	$1.10	$1.00	10%

(a)

Represents loss on extinguishment of debt that consists primarily of fees paid and write-offs of unamortized debt issuance costs and original issue discount in connection with the 2017 repricing of our First Lien Term B Loan, the 2016 early repayment of a portion of our long-term debt and the 2016 refinancing of long-term debt.

(b)

Represents transaction-related expenses that consist primarily of certain expenses associated with our secondary offerings and our Initial Public Offering and other offering costs in 2016 as well as certain corporate development activity, including the RowdMap Acquisition.

(c)

Represents expense related to equity incentive awards granted to certain employees, officers and non‑employee directors as long‑term incentive compensation. We recognize the related expense for these awards ratably over the vesting period.

(d)

Represents expense related to restricted stock issued in connection with the RowdMap Acquisition. We recognize the related expense for these awards ratably over the vesting period or as achievement of performance criteria become probable.

(e)

This line represents the tax impact of the amortization of acquired intangible assets - tax deductible,  loss on extinguishment of debt and stock-based compensation – tax deductible. The tax rate assumed is 38% and 40% for the three months and nine months ended September 30, 2017 and 2016, respectively.

Adjusted EBITDA 2017 Guidance Reconciliation

(unaudited, in millions)

	2017 Guidance Range
	Low	High
Net income	$91	$95
Adjustments to net income:
Depreciation and amortization	85	83
Interest expense	35	35
Other non-operating (income) expense(a)	(2)	(3)
Income tax expense(b)	34	36
Transaction-related expenses and other(c)	2	2
Stock-based compensation(d)	17	17
Loss on extinguishment of debt(e)	3	3
Adjusted EBITDA	$265	$268

(a)

Represents other non-operating (income) expense that consists primarily of interest income and gains and losses on transactions settled in foreign currencies. Income received for certain sub-leases is included herein.

(b)

Income tax expense for 2017 assumes an effective tax rate of approximately 38% excluding the impact of the benefit related to stock option exercises that have actually occurred through September 30, 2017.

(c)

Represents transaction-related expenses that consist primarily of certain expenses associated with our secondary offerings and our Initial Public Offering and other offering costs in 2016 as well as certain corporate development activity, including the RowdMap Acquisition.

(d)

Represents expense related to equity incentive awards granted to certain employees, officers and non-employee directors as long-term incentive compensation and restricted stock issued in connection with the RowdMap Acquisition. We recognize the related expense for these awards ratably over the vesting period or as achievement of performance criteria become probable.

(e)

Represents loss on extinguishment of debt that consists primarily of fees paid and write-offs of unamortized debt issuance costs and original issue discount in connection with the 2017 repricing of our First Lien Term B Loan, the 2016 early repayment of a portion of our long-term debt and the 2016 refinancing of our long-term debt.

Investor and Media Contact

Cotiviti Holdings, Inc.

Jennifer DiBerardino

Vice President, Investor Relations

203-642-0718

Investor.Relations@Cotiviti.commailto:Investor.relations@cotiviti.com

Media@Cotiviti.com